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                                                                       Exhibit 3

                            ARTICLES OF INCORPORATION
                                       OF
                                MYCOM GROUP, INC.

         FIRST: The name of the corporation is Mycom Group, Inc.

         SECOND: Its registered office in the State of Nevada is located at 510 South Eighth Street, Las Vegas, Nevada 89101. The name of its resident agent at that address is Dean Kajioka, Esq.

         THIRD: The total number of shares the corporation is authorized to issue is 100 million, of which 90 million shares shall be Common Stock, par value $0.01, and 10 million shares shall be Preferred Stock, par value $0.01. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restriction thereof as shall be expressed in the resolution or resolutions providing for the issuance of such stock adopted by the board of directors and may be dependent upon facts ascertainable outside such resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

         FOURTH: The governing board of this corporation shall be known as directors and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

         The names and addresses of the first board of directors, which shall be three (3) in number, are as follows:

         NAME                       ADDRESS
         Larry N. Lunan             1501 Anita Lane
                                    Newport Beach, CA 92660

         Roger Warren               1520 Nutmeg Place #207
                                    Costa Mesa, CA 92626

         Jay Berger                 26691 Plaza Drive, Suite 140
                                    Mission Viejo, CA 92691

         FIFTH: The name and address of each of the incorporators signing the articles of incorporation are as follows:

         NAME                       ADDRESS
         R. C. Mindlin              818 West Seventh Street
                                    Los Angeles, CA 90017
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         SIXTH: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Nevada.

         SEVENTH: To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes as the same exists or may hereafter be amended, an officer or director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages due to breach of fiduciary duty as such officer or director.